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                                                                EXHIBIT 20.02

               FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE




     THIS FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Fifth Amendment") is made as of this _____ day of April, 1996, by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                   RECITALS:

     Effective as of May 31, 1995, Buyer and Seller entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement"), under the terms of which Buyer agreed to acquire, and Seller agreed to convey, certain real property located in San Mateo, California, as more particularly described in the Purchase Agreement. On June 12, 1995, Buyer and Seller entered into that certain First Amendment to Agreement of Purchase and Sale (the "First Amendment"). On December ____, 1995, Buyer and Seller entered into that certain Second Amendment to Agreement of Purchase and Sale (the "Second Amendment"). On January 31, 1996, Buyer and Seller entered into that certain Third Amendment to Agreement of Purchase and Sale (the "Third Amendment"). On March 18, 1996, Buyer and Seller entered into that certain Fourth Amendment to Agreement of Purchase and Sale (the "Fourth Amendment"). Buyer and Seller now desire to amend the Purchase Agreement in several respects.

     NOW, THEREFORE, Buyer and Seller hereby agree as follows:

     1. All defined terms as used in this Fifth Amendment shall have the same meanings as set forth in the Purchase Agreement, unless otherwise expressly set forth herein.

     2. The last sentence of Section 4 of the Second Amendment is hereby amended in its entirety to read as follows:

     In accordance with Section 2.03(a) of the Purchase Agreement, Seller shall advise Buyer, in writing, on or before May 31, 1996, whether Seller agrees to remove the exceptions referenced in clauses (c), (d) and (e) above.
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     3.  In all other respects, the Purchase Agreement, as amended by the terms of the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment remains unchanged and in full force and effect.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Fifth Amendment to Agreement of Purchase and Sale as of the date set forth above.

SELLER:                                      BUYER:

CALIFORNIA JOCKEY CLUB, a Delaware           PROPERTY RESOURCES, INC.,
corporation                                  a California corporation


By:  /s/ Kjell H. Qvale                      By:  /s/ Michael J. McCulloch
     ________________________                     _________________________
         Kjell Qvale                                  Michael J. McCulloch
     Its Chairman of the Board                   Its Executive Vice President